Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

TDW - Q1 2010 Tidewater Earnings Conference Call

Event Date/Time: Jul. 29. 2009 / 11:00AM ET

C O R P O R A T E   P A R T I C I P A N T S

Dean Taylor

Tidewater - Chairman, Pres, CEO

Quinn Fanning

Tidewater - CFO, EVP

Steve Dick

Tidewater - EVP

Jeff Platt

Tidewater - EVP

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Jim Crandell

Barclays - Analyst

Chris Glysteen

Simmons & Co - Analyst

Dan Boyd

Goldman Sachs - Analyst

Arun Jayaram

Credit Suisse - Analyst

Judd Bailey

Jefferies & Co - Analyst

Richard Sanchez

Petro Data - Analyst

P R E S E N T A T I O N

Operator

My name is Rebecca. I will be your conference operator today. At this time, I would like to welcome everyone to the Tidewater, fiscal 2010, first quarter earnings conference call. All lines have been placed on mute to prevent background noise. After the speakers’ remarks, there will be a question-and-answer session. (Operator Instructions). Thank you. If you would like to withdraw your question, press the pound key. I will now turn the conference over to Mr Dean Taylor, Chairman, President and CEO.

Dean Taylor - Tidewater - Chairman, Pres, CEO

Good morning, everyone and thank you, Rebecca. Welcome to Tidewater’s fiscal 2010 first quarter earnings conference call for the period ending June 30th 2009. I’m Dean Taylor, Tidewater’s Chairman, President and CEO. I’ll be hosting the call this morning. With me today are Quinn Fanning, Executive Vice President and Chief Financial Officer, Joe Bennett, , Executive Vice President and Chief Investor Relations Officer, Steve Dick, Executive Vice President, in charge of strategic relationships shipyard operations and vessel acquisitions and dispositions, Jeff Platt, Executive Vice President in charge of day to day marine operations, and Bruce Lundstrom, our Executive Vice President and General Counsel and Secretary.

We will follow our traditional format this morning. I’ll start with brief comments about our earnings results released earlier today. Following my initial remarks, I’ll turn the call over to Quinn for a detailed review of the quarter’s financial results as well as a discussion about our capital investment program. I’ll then return to talk about the challenges ahead and how our strategy will deal them. We will then open the call for your questions. At this time, I’ll ask Quinn to read our Safe Harbor statement, and then we could get

Quinn Fanning - Tidewater - CFO, EVP

During today’s conference call, Dean and I and other members of Tidewater management may make certain comments which are not statements of historical fact unless they constitute forward-looking statements. Understand that there are risks, uncertainties and other factors that may cause the Company’s actual future performance to be materially different from that stated or implied by any comment that we make today by this conference call. Additional information concerning the factors that could cause actual results to differ materially from those stated or implied by the forward-looking statements may be found in the risk factor section of Tidewater’s form 10-K.

Dean Taylor - Tidewater - Chairman, Pres, CEO

Thanks, Quinn. Earlier today, we reported diluted earnings per share of $0.86 for the first quarter of fiscal 2010. Included in the June 30th, 2009 quarterly results was a non-cash charge total link $48.6 million. $47.7 million after tax or $0.93 per common share, related to our Venezuelan operations.

During our prior quarter’s earnings conference call, we disclosed that 11 of our vessels operating on Lake Maracaibo in Venezuela, along with the Company’s operating base in dock pursuant to a May 2009 Venezuelan law. As a result of the asset seizures and the continued nonpayment of outstanding accounts receivable from PDVSA, and an affiliate of PDVSA, the Company recorded a $44 million provision to fully reserve accounts receivable due from PDVSA and related entities. We recorded a $3.7 million charge related to the net book value of 11 vessels and other assets seized by PDVSA in May. We expect to take an additional charge of $500,000 in the second fiscal quarter related to the recent seizure by a PDVSA affiliate of the remaining four vessels that were operating in eastern Venezuela. Nominally under the same guise of the same May 2009 Venezuelan law. I have some additional comments on this matter later in my remarks as will Quinn.

Excluding provisions related to our Venezuelan operations of $47.7 million and $0.93 per share, net earnings for the quarter were up from the same quarter a year ago, but down from the two preceding quarters, which were the very best two quarters in the Company’s 50 plus year plus history. Results from the June quarter reflect the growing challenges of an industry-wide cyclical downturn of which you are all well aware. Though the effects of the downturn have been have not been proportionate across all markets or service companies.

In our view, despite turbulent market conditions, Tidewater continues to deliver solid performance. While our fleet day rates and utilization were down slightly from the March quarter, our vessel operating margin was in excess of 50%. So revenue is off from peak performance, but at least to date, we have successfully controlled vessel operating expenses, which have allowed us to maintain margins. Quinn will detail all of the numbers shortly.

An important point is that these measures are ones over which we can exert significant control. In contrast to our revenues that our subject to our clients’ activity levels.

Let me comment on a couple of issues up front. First, I want to salute our near 8,000 employees for another quarter of outstanding safety performance. In a few weeks, touching wood, we will have operated for 12 consecutive months without a loss-time accident. While that is a notable achievement in any and in particularly the offshore industry, our goal is to operate for one full fiscal year without a lost time accident. And then to replicate that performance in subsequent years. It will be no small feat to accomplish that goal for one fiscal year. We aim to do it for one year and another and another.

Safety is a core value at Tidewater. We work hard to provide safe operating conditions for our workers, subcontractors and customers. In that regard, we are happy and thankful for the safe return of four of our employees who were abducted earlier this year while working offshore at Cameroon. We’re pleased to confirm that the four crewmen are well and with their families. We are grateful to those who contributed to their release and in particular for the important role played by the government of Cameroon.

Similar to our commitment to safety, and other distinctive characteristics of Tidewater is its global foot print. We are probably one of the most experienced international operators within the oil field services sector, and we are certainly the most global Company within the OSB business. Our global operating profile, however, brings with it some unique challenges.

Security issues along the African coast remain an industry-wide problem; and in recent quarters, Venezuela has also presented a number of challenges. We have now had 15 vessels seized and are owed fair and equitable compensation for our assets, receivables, and the going concern value of our Venezuelan operations. To the best of our ability, we will continue to attempt to engage representatives of PDVSA and affiliates to reach a resolution of all outstanding issues.

We aim to do so amicably. But whatever the case, we will work diligently and tirelessly to collect all monies that are right fly due to Tidewater. Established 50 plus years ago, Venezuela was our first international operation, and we are hopeful that normal business conditions and Tidewater will at some point return to Venezuela. The oil services industry in general and Tidewater, in particular, can help Venezuela cost-effective develop its resource base.

Today, we are not operating equipment in Venezuela and it is not clear what compensation will be received for our assets, business or for services rendered. As a result, we believe the correct call is to write off the net book value of vessels and other assets seized. To fully reserve the entire receivable balance with PDVSA. Though again, this accounting write down will in no way effect our pursuit of our claim that is rightfully owed. Operating in an asset intensive industry during the period of weakening utilization such as now, controlling expenses is paramount for a successful financial performance. We believe increased market turbulence lies ahead short term and we are taking the necessary actions to maximize operating performance and financial returns for our shareholders. While remaining prepared to capitalize on industry deterioration to build a bigger, stronger Company for the future.

Tidewater’s financial profile continues to be conservative. Leverage is low, and we maintain ample available liquidity. Consistent with these objectives, we recently reached agreement with our bank group to amend our revolving credit facility in order to extend the maturity to July 2012 and to increase the amount available by $150 million. As a result, pro forma liquidity at June 30th, totalled an excess of $750 million, including cash on hand and unused capacity of our bank facility as amended.

Our positive view of longer term industry fundamentals and our strong financial position respectively encourage an interest and provide an ability to continue to expand our fleet to new construction and vessel acquisitions, either individual fleets or vessels. We are starting to see more attractively priced assets. We believe we will have the fire power to act upon the right opportunities for our Company. I’ll now turn the call over to Quinn to discuss the financial details of the quarter, the status of our capital investment program and thoughts. Quinn.

Quinn Fanning - Tidewater - CFO, EVP

Thank you, Dean. Good morning, everyone. First, I’ll call your attention to our earnings press release, which we put out this morning prior to the markets opening. I will also call to your attention that on July 9th, Tidewater announced its Board of Directors declared a $0.25 dividend payable September 15th to stock holders of record on September 4th. Finally, I can confirm for you that we expect to file our 10Q for the first quarter for fiscal 2010 through the Edgar filing service sometime before the close of business today.

Turning now to the financial results, as of for the three-month period ending June 30th. I’ll provide a recap of the quarter completed, and then offer a few perspectives on what is behind financial results in terms of fleet profile, geography, rates and utilization, cost trends and otherwise.

Dean noted a couple of unusual items in the currently quarter. We’ve had a number of unusual items in the last few quarters as well. So I will also recap these items and as appropriate provide some additional detail in order to give you a better sense of normalized results. As we did for the December and March quarters, our intent is only to provide guidance for the proximate or September quarter today. I will conclude my remarks with an assessment of Tidewater’s financial profile and review of capital commitments and available liquidity.

As Dean noted in his introductory remarks, we reported diluted earnings per common share of $0.86 for the June quarter, versus diluted earnings of $2.13 for the March quarter and diluted earnings per common share of $1.64 for the first quarter of fiscal year 2009. That’s a quarter over quarter decrease of 60% and a year over year decrease of 48% largely reflecting a $0.93 after-tax impact of provisions related to our Venezuelan operations.

For a cleaner period to period comparison, one would likely wish to account the for volatility in insurance costs in fiscal 2009 and adjust for higher or lower than average gains on asset dispositions, which have averaged $5.7 million for the last nine quarters. Dean has obviously just walked through the Venezuelan charges, so I’ll not repeat the details. I will, however, highlight an approximate one-time $5 million fine, included in other vessel operating costs, that was paid in the first quarter and related to temporary importation processes in Angola. This was an industry wide enforcement issue that required clarity from the host government on fees actually due.

License fees are generally for the account of our customer; but as we now know, collection from the customer and payment to the customs agency of license fees is the responsibility of the equipment provider. The fine imposed by the government of Angola, therefore, was for the account of Tidewater.

Adjusting for the items just referenced, earnings per diluted common share for the just completed quarter would have been $1.78 versus $2.08 for the March quarter and $1.62 for the first quarter of fiscal 2009, implying an adjusted quarter over quarter decrease of about 14% and an adjusted year over year increase of about 10%. Overall vessel revenues were down 7.1% quarter over quarter and 5.5% year over year. In order of magnitude, the quarterly revenue decline is explained by the stacking of previously active vessels and the loss of revenue on expropriated assets in Venezuela, somewhat offset by revenues from newly delivered equipment.

In fact, only $7 million of the $24 million quarter over quarter decline in vessel revenues relates to overall market conditions impact on rate utilization of the now active fleet . Vessel level cash operating margins for the quarter were a respectable 50.5% reflecting relative success in reducing costs to reflect current market conditions.

Also, adjusting for the Venezuelan provision, annualized return on invested capital, which we define as net operating profit after tax, or nopat, over capital about 14% for the quarter just completed. As to changes in fleet profile, Tidewater took delivery of five new vessels in the June quarter and we have taken delivery of 15 new vessel since December 31st. Four of the 15 new deliveries were platform supply vessels, seven were anchor handling and towing supply vessels, and four were crew or utility boats. Five of the 15 newly delivered vessels qualify as deep water vessels. Also of note, the 15 vessels that have recently entered the fleet — excuse me — of the 15 vessels that have recently entered the fleet, 13 vessels have term contracts in international markets. One of these vessels is on a contract with an 18-month initial term while the remaining 12 vessels have term contract for terms of two to four years. The remaining two vessels are without term contracts and are currently working on a spot basis.

More broadly, at June 30th, there were 147, quote, unquote new vessels in the fleet, which we define as vintage year 2000 or newer. As I noted on our last call, this is the largest new fleet in the global OSV business, and these new vessels collectively generate on a run rate basis about 63% of our vessel level cash operating margin. We would expect this number to improve over time. Also, as of June 30th, we are committed to the construction of 45 additional vessels, including 41 PSV’s and AHTS vessels. 23 of which would qualify as deep water vessels.

10 vessels are due to be delivered in the September quarter, four of which have secured term contracts to date. Over the course of the June quarter, we stacked 22 vessels and excluding sale leaseback arrangements in regards to five vessels, and 11 expropriated vessels, we disposed of 21 vessels, including 16 vessels from the previous stacked fleet. One vessel returned to service from the previous stacked fleet. So aver all, the stacked fleet at June 30th was 66 vessels, which is up a net five vessels from March, 31st. The stacked fleet is roughly split 30% and 70% between the US and international segments respectively.

Current contract cover on available days basis excluding stacks and to-be-delivered vessels is about 48% over the next 12 months. One-year contract cover for the new fleet is about 65%. As we reflect in general terms on the quarter just completed, the global OSV market has clearly weakened. The weakness is most pronounced in the markets that Tidewater is least leveraged to, notably the shallow waters of the US Gulf of Mexico and the North Sea. The average active fleet count is down 15 vessels quarter over quarter, but overall average day rates were off only 2.7% and 1.4 percentage points respectively.

Our sense is we’re doing a good job at managing the variables within our control, the most important of which are operating costs, the financial profile, we choose to maintain and the amount and timing of capital investment. We are not certain that we’re in for a protracted downturn, but we are prepared for this possibility. We also believe that we are well positioned to take advantage of opportunities that the current market will likely generate. Turning to specifics in regards to vessel operating cost, vessel OpEx for the quarter was about $154 million or up about 4% quarter over quarter and off about 13% year over year. Similar to quarter over quarter changes in vessel revenues the reduction in vessel OpEx was driven by costs eliminated on stacked and expropriated vessels and offset by costs associated with new deliveries.

Highlighting a few line items, insurance and related costs are up significantly quarter over quarter and down a bit year over year. In our view, 1Q insurance costs compares somewhat more rationally to average quarterly insurance costs for fiscal 2009 of about $3.2 million. We’re still up a bit comparatively; but this more reflects 2009 being a particularly good year in safety and loss management, more so than it does — more so than it does our identification of any negative loss trends.

In fairness, we are also I didn’t recall in fiscal 2010, in loss reserving at this point in the year involves in estimates and quite a bit of judgment. Repairs and maintenance costs were up quarter over quarter as expected, compared favorably to average quarterly R&M expense in fiscal 2009 of about $30 million. The recent quarterly trend reflects fewer dry docks in part driven by our decision to stack rather than dry-dock a number of older vessels as they came off contract. To some extent, we are also seeing a reversal of shipyard cost inflation trends witnessed in the latter innings of the up cycle. Fuel, lube oil and supplies was also down about $2.3 million quarter over quarter. Which is generally a function of lower mob costs.

A generally weaker dollar relative to currencies in which we have significant operating expenses contributed a bit more than $3 million to comparatively higher operating expenses quarter over quarter with the crew cost line absorbing most of the impact. Relative strength of the Brazilian reas and the Australian dollar were the most important factors here. Parenthetically, I’ll note the FX impact on revenues was similar to the impact on OpEx. As a result, operating margins were negatively impact by FX. But the effect was less than $1 million. G&A was in line with expectations for the June quarter at $34 million. As we have previously disclosed the September quarter will have a one-time settlement loss of $3.5 million related to lump sum elections offered under our supplemental retirement plan. Apart from this expected jump in G&A costs in September, for modeling purposes, plus or minus $34 million per quarter remains a reasonable run rate for G&A.

Also consistent with guidance, we had a good quarter in terms of vessel acquisitions and recognized about $12.5 million in net gains. We are about $4.5 million higher than average gains over the last five quarters and about $6.8 million higher than average gains over the last nine quarters. I’m not sure how much credit the Street gives us for the seemingly, quote, unquote, one-time item, but dispositions have been a good business for Tidewater, and this is an important part of our fleet renewal program.

Steve remains pretty active on the disposition front, and we expect the September quarter will be another good one in terms of dispositions. In terms of tax rate, we are currently accruing to a 16.5% effective tax rate for financial reporting purposes. However, the first quarter, at about a 28% effective rate is quite distorted by the Venezuelan provision, for which we are largely not recognizing a tax benefit. Also as previously disclosed for the September quarter, we expect to reverse approximately $32 million in FIN 48 tax accruals related to the favorable resolution of tax litigation. As a result, expect a net tax benefit for the September quarter. Also expect a 16.5% effective tax rate before accounting for the benefit.

Given the tax treatment of the provision related to accounts receivable in Venezuela, I will also note that any future collections from PDVSA related entities will tend to lower our tax rate for future quarters for financial reporting purposes. Looking at some more specifics in terms of quarterly financial results, again, vessel revenues for the June quarter were $310 million, representing about a 7% quarter over quarter decrease in revenue related to — excuse me — decrease in revenue relative to 4Q fiscal 2009 and about a 5.5% decrease related to 1Q fiscal 2009. International vessel revenue was off about 6% quarter over quarter and was essentially flat year over year. Average international vessel count was down 12 vessels quarter over quarter, and the stacked international fleet was a consistent quarter over quarter at 46 vessels. Reflecting a similar number of newly stacked and disposed of international vessels over the course of the quarter.

Average vessel count for international deep water class was up one vessel to 36 vessels. Utilization of 77.6% was off about four percentage points, and international — and international deep water day rates at $26,287 were off about 5% quarter over quarter. This quarterly trend largely reflects the delivery of two deep water vessels in the March quarter, one of which is working the spot market and the delivery of three deep water vessels in the June quarter, which spent a majority of the available time in the quarter, moving to the first area of operation.

For the quarter, international towing supply and supply fleet, average vessel count was down nine vessels to 217 vessels. Utilization at 74.1% was essentially flat and average day rates at $12,518, were off about 2.1%. Current utilization is a bit better than the June quarter’s averages for both international deep water and international towing supply and supply vessels, reflecting both dispositions and new vessels reporting to their first assignment. Current day rates for these two asset classes are comparable to June’s quarter averages. Somewhat similar to the results reported by other service companies, US vessel revenues were off about 17.5% quarter over quarter and about 39% year over year. While the quarter over quarter progression clearly reflects a substantial weakening in the US, the year over year revenue drop is more driven by the transfer of vessels international markets.

Overall average US vessel count was down three vessels quarter over quarter and the stacked US fleet up five vessels to 20 vessels reflecting seven newly stacked vessels and two dispositions over the course of the quarter. Average vessel count for US deep water was up one vessel to seven vessels. Utilization for the deep water class was at 92.4% or off about six percentage points. The trend reflects the return of one of our older deep water vessels to the US Gulf of Mexico following the completion of — following the completion of an international assignment. That particular vessel is now working the spot market. In any event, US deep water day rates at $24,178 were essentially flat quarter over quarter. Average vessel count for the US towing supply and supply fleet is down three vessels quarter over quarter to 26 vessels. Utilization at 39.4% is off about three percentage points quarter over quarter.

Average day rates for the US towing supply and supply fleet continued to deteriorate and averaged $10,071 or down about 18% quarter over quarter. Current utilization for the US deep water class was off a couple of percentage points from the June averages. Again reflecting one vessel without a term contract. Current utilizations for the towing supply and supply class is essentially flat relative the June quarter. Current day rates for the US deep water are also flat relative to the June averages. Current day rates for the US towing supply and supply fleet are down a further plus or minus 15% to sub $9,000 per day and hoping to find a market bottom in this general area.

I will remind everyone that we have a very limited number of these vessels currently operating in the US Gulf of Mexico. So the drop in average day rates does not have a significant impact on revenue. Before I turn to guidance, I will note that aggregate days for the June quarter was 1,064 days or about 200 days off fire when compared to fourth quarter 2009. We estimate lost revenue due to days off hire due to regulatory dry docks and other repairs to the June quarter to be about $15 million, which is pretty comparable for lost revenue for the March quarter. On a go-forward basis, we expect operating expenses for the September quarter — that’s our second fiscal quarter — to be plus or minus $156 million. This guidance assumes no substantive activity in Venezuela, additional OpEx associated with new vessel deliveries, a September quarter uptick in R&M costs and approximately $2.5 million in incremental operating lease costs associated with new sales lease back financing.

In regards to R&M, the expectation of higher costs is primarily related to the first major dry dock which will begin in August of one of our larger AHTS vessels. Our current sense is that vessel level cash operating margins in the September quarter will moderate relative to the June quarter, and likely be in the range of 47% to 49%. Overall market conditions and further deterioration in average day rates and utilization is expected to be a factor in the September quarter, as is the expected short-term drag that ten new vessel deliveries will have on cash operating margins.

At present, we expect that R&M expense will moderate in the second half of the year and that net margins on newly delivered vessels will gradually rise. All other things being equal, fleetwide cash operating margins should trend higher in the second half of the year, and we would estimate that our cash operating margins for the full fiscal year to be in the range of 49 to 51%.

Turning to the balance sheet, Tidewater continues to maintain a very conservative financial profile both in regards to leverage and liquidity. Total debt was $300 million at June 30th, and cash at 6/30 was in excess of $300 million. As a result net debt was below zero. As we think of the current environment may create actionable opportunities, in recent weeks, we have also taken actions to top up balance sheet liquidity and expand available bank capacity. In particular, at the close of the June quarter, we entered into five-year sales leaseback arrangements on five vessels and raised approximately $83 million for general corporate purposes. Subsequent to the close of the quarter, we amended the Company’s revolving credit facility in order to increase the available amount from $300 million to $450 million and to extend the maturity date to July 2012. Against available liquidity at June 30th, which as noted in prior calls, we expect to supplement with future net cash from operating activities, as our backlog of new construction. At June 30th, vessel construction in progress was spread across 45 vessels, with an aggregate cost about $964 million. $393 million of this amount had been funded as of June 30th.

Remaining payments on committed construction as of June 30th, therefore, are a bit over $570 million of which $272 million of payments are expected to be made during the remainder of fiscal 2010, with $153 million of payment expected in fiscal 2011 and $147 million of payments expected thereafter. We expect to take delivery of the total of 22 vessels in the remaining three quarter of fiscal 2010, including seven anchor handlers, 11 PSV’s, and four crew boats and tugs. Nine of the 22 expected deliveries in fiscal 2010 are classified as deep water — are classified as deep water vessels.

Wrapping up my comments, the Venezuelan provisions taken in this quarter and other unusual items in the June quarter and prior quarters certainly made quarterly comparisons a bit more difficult for those of you on the call and the investors that you represent. I hope my comments today will somewhat help in that process. With that, I’ll turn the call back over to Dean.

Dean Taylor - Tidewater - Chairman, Pres, CEO

In the last conference call, I spoke with how we positioned Tidewater to withstand current industry turbulence. Our customers’ activity levels largely dictate our revenue. We must control our costs. We must find more efficient ways of operating, including making correct decisions about which vessels to work and upon which to continue to perform regulatory dry docks, which vessels to mobilize to different markets and which vessels to stack and possibly sell for scrap. These decisions help to maximize our cash generation.

We will continue to use our cash to build Tidewater and create value, or we will return it to our shareholders. Our dividend is one aspect of shareholder return. Our Board of Directors has recently renewed a $200 million share repurchase authorization as another possible mechanism to return value to our shareholders. We did not buy-back any shares during the prior 12 months because we want to retain maximum financial flexibility during a period of unprecedented uncertainty. Nevertheless, since we started our repurchase programs in 2005, we have repurchased 9.5 million shares at a cost of $516 million. While also reinvesting over $1 billion in new, larger, more capable vessels in order to upgrade our fleet’s capabilities and better serve our clients.

During the same general time frame, we have disposed of approximately 225 of our mostly older vessels, generating approximately $435 million of cash proceeds, and $180 million of gains on asset dispositions. And we paid $165 million in dividends. The process of returning cash to our shareholders, adding new equipment and disposing of our older equipment will continue, we believe, over the next several years. As Quinn has discussed, we are continuing to invest in new equipment to further augment our fleet’s capabilities; and will invest even more if we can acquire the proper assets at an attractive price. We have nothing to report at this juncture, but we are combing the market for vale-added vessels or fleet acquisitions.

Having maintained a strong balance sheet with little or no net debt, upgraded our fleet, maximized our global presence and delivered safe, high-quality service to our clients, we believe we have properly prepared Tidewater for this industry downturn. We remain confident that Tidewater will not only weather this recession, but emerge a stronger Company while generating attractive returns for our shareholders. We’re now ready for any questions.

Q U E S T I O N   A N D   A N S W E R

Operator

(Operator Instructions). And your first question comes from the line of Jim Crandell with Barclay’s.

Dean Taylor - Tidewater - Chairman, Pres, CEO

Hi, Jim.

Jim Crandell - Barclays - Analyst

Dean, the first question is, can you talk ex the US Gulf about how you think industrywide the reduction in supply is comparing with the reduction in demand.

Dean Taylor - Tidewater - Chairman, Pres, CEO

You’re talking about vessel cancellations, Jim?

Jim Crandell - Barclays - Analyst

No. I’m talking about if you were to look at the number of vessels working and utilization and then compare the demand, the number of vessels working to the supply of vessels, both coming down in here. How would you compare how quickly the supply industrywide is coming down versus how quickly the demand is coming down.

Dean Taylor - Tidewater - Chairman, Pres, CEO

I think demand is coming down a little bit quicker, but not much.

I think as Jeff said, there’s a dampening mechanism, and certainly in our business, that dampening is in the older vessel fleet, the older portion of the worldwide fleet. Unlike some of the other facets of the industry, our particular facet has a considerable portion of the worldwide fleet is age 20, 25, 30 years old. So I think that what will happen is that those vessels will dampen the effect of the reduction in demand.

Now, how that’s going to play out, whether it does so exactly right or whether there’s an excess of supply or short-term excess still remains to be seen. But I think, unlike in previous cycles, we do have this damper in that serves to dampen the overall effect of excess supply.

Jim Crandell - Barclays - Analyst

Okay. Dean, could you address, either by type of vessel or by region or both where you where you think the industry is seeing rate reductions today and where rates are holding up?

Dean Taylor - Tidewater - Chairman, Pres, CEO

I’m trying to think whether we want to advertise that, but I don’t see a problem in doing it by region. I guess I would say. Clearly the North Sea and the United States have had the biggest reductions in rates probably next region would be southeast Asia. And for the most part rates are holding up elsewhere. In fact, rates in some regions are modestly increasing.

I think activity levels in Latin America, exVenezuela can actually be a pleasant surprise in the future. It still needs to play out. But I think that among Brazil, Mexico, Trinidad, I think there may be some positive surprises there. West Africa is a little bit of turmoil, as you know. There’s some jack-ups that are idle there. Overall jack-up count is down probably 11, 12 units from this time last year. So that’s a little bit more challenging.

Overall, I would say that the three biggest areas would have been experienced rate reductions and proportionately they would be certainly more greater in the North Sea and the Gulf of Mexico, less so in southeast Asia.

Jim Crandell - Barclays - Analyst

Okay. And Dean, how did the day rate that you’re able to get on term contracts for new builds compare with that of three to six months ago?

Dean Taylor - Tidewater - Chairman, Pres, CEO

Down a tad, Jim. Not really disproportionately to, or not excessively so, I would say. They were down some, but not surprisingly so. Maybe that’s a better description.

Jim Crandell - Barclays - Analyst

And is there more of a reluctance on the part of many of your customers to enter into term contracts?

Dean Taylor - Tidewater - Chairman, Pres, CEO

They’re dragging out their decision, Jim. They’re trying to put the pressure on all of the service providers, not just the boat guys, but they’re delaying all of their decisions until the last minute. You can’t blame them.

I think what with all the worldwide politics in flux these days, I think everyone is taking their time to make the best decisions they can. That’s what’s happening. There are some gamesmanship occurring. Some of our customers are waiting to squeeze some of the margins and squeeze some of their cost down Most are waiting to see what develops in political terms and what develops with the commodity price.

Jim Crandell - Barclays - Analyst

Okay, Dean. And last question. To what extent in your taking older vessels out of service, to what extent are you influenced by the dry docking schedule, and are you thinking about the timing of dry docks, or are you just looking at if this older vessel comes off contract and there’s no prospect for work, we’ll retire it right away.

Dean Taylor - Tidewater - Chairman, Pres, CEO

All of the above, but more of the former than the latter. What generally triggers our decision to stack a vessel is it comes out on a dry dock due date. We then look at what it’s going to cost to keep it in service. We try to estimate what future revenues would be, whether that would provide a cost — return above our cost of capital if it doesn’t. If our estimates don’t provide that kind of return, then we stack the vessel. So that’s our general thought process.

Now, if the market turns really sour, and vessels are coming off contract without immediate prospect for work and without the necessity to go to the dry dock, that is the dry dock doesn’t provoke this decision point, then also we review, depending on the particular market, but it’s much more the former than the latter so far.

Jim Crandell - Barclays - Analyst

Okay. Thank you, Dean.

Dean Taylor - Tidewater - Chairman, Pres, CEO

Good talking with you. Best wishes.

Operator

Your next question comes from the line of Chris Glysteen with Simmons & Company.

Dean Taylor - Tidewater - Chairman, Pres, CEO

Hi, Chris.

Chris Glysteen - Simmons & Co - Analyst

Thanks, good morning. How you?

Dean Taylor - Tidewater - Chairman, Pres, CEO

Thank you. And you?

Chris Glysteen - Simmons & Co - Analyst

I’m doing well. Thanks. The first question is, you spoke to — you’re starting to see a bit more on the opportunity front with regard to vessel acquisitions. Not talking specifically; but in general, how do you think in terms of order of magnitude, pricing has come down since, say, you know, the middle of last year to now with regard to both shipyard pricing and new builds and kind of used assets as well?

Dean Taylor - Tidewater - Chairman, Pres, CEO

Chris, we’ve got an expert. A worldwide expert. Doesn’t do that but all the time. That’s all he does. We’ll let him answer the question rather than me, who I just sort of tinker with it, and am sort of second-guessing, but he does the real lifting, and has a much better finger on the market. Steve.

Steve Dick - Tidewater - EVP

Thanks. Chris, there has been some a little bit of comedown on some of the prices from — and some — it’s been up to about 20, 25% is the maximum we have seen. But generally about 10% or so. But there’s some types of vessels where there’s kind of — they’re kind of staying where they are, I think.

But that’s a lot more activity with brokers, brokers pushing equipment, and one of the things that happens when you know that prices are going to move a little bit is you get offers for the same equipment from five or six different brokers. In good markets, that doesn’t tend to happen.

And the shipyard pricing is — — we’re seeing some relief there, but I don’t think enough to really do anything major at this point, but there is — there is a lot of — there’s a lot of noise in the system now with older — or relatively new equipment that is being reoffered for sale, and I think we’re seeing that many of the speculators are getting awfully nervous and taking a look at some that stuff, but that’s — the trend is down; but again, I don’t think. I don’t think we’re where we want to be or where we want the prices, but there’s a lot of activity right now. Not many things being concluded, but a lot of activity.

Dean Taylor - Tidewater - Chairman, Pres, CEO

To give you one example, there was a 20,000 horsepower anchor handler last year that sold for roughly $95 million. The same vessel today, if you could sell it for $65 million you probably would be glad to do so. The net class, the larger anchor handling class, the froth has certainly subsided. In lesser classes, and lesser specification classes, the price difference is not quite as substantial, but the general trend is down and still declining, and we think it’s going to decline some more, and we think — I was telling Quinn yesterday. We were meeting with some people, and after the meeting we had a number of opportunities presented to us. I told Quinn, we’re going to have more opportunities than we’ll have money to act on, but there will be plenty of opportunities.

Chris Glysteen - Simmons & Co - Analyst

Okay. Just quickly, with regard to asset dispositions, who is buying older vessels at this time? Do they stay within kind of the off-shore servicing industry, or do they go more towards other industries?

Steve Dick - Tidewater - EVP

It’s kind of a mixture. This is Steve Dick. It’s a mixture. There are a lot of sales that take place in the Caribbean, and surprisingly enough in the last couple of years in the Baltic, with the kind of commercial work, and some of the classes that we’re trying to get out of are the types of vessels that we’re exiting those markets. They be sold into the off-shore business, but that’s — those vessels are working at industries or on the levels of off-shore that we really don’t compete in very much anymore.

Very, very shallow construction companies, and those kinds of things, that’s markets that we’re really — that we’re really exiting. In west Africa, many of those — many of those countries are investing in security vessels, and our older vessels lend themselves to being used in those types of activities, and what those boats are making are not an end of the market we really want to be in. So it’s kind of half and half probably with more in the recent past going towards the kind of security vessels and shallow water work.

Chris Glysteen - Simmons & Co - Analyst

Okay. That’s helpful. Thank you very

Dean Taylor - Tidewater - Chairman, Pres, CEO

Thank you, Chris.

Operator

Your next question comes from the line of Dan Boyd with Goldman Sachs.

Dean Taylor - Tidewater - Chairman, Pres, CEO

Hi, Dan.

Dan Boyd - Goldman Sachs - Analyst

Hi. Thanks. Just a follow-up on that one in terms of M&A opportunities you’re seeing out there. Are there opportunities to acquire multiple vessels or generally one to two.

Dean Taylor - Tidewater - Chairman, Pres, CEO

Both.

Dan Boyd - Goldman Sachs - Analyst

And similar to the rig market, seems like just everybody is waiting back to see who the ultimate person they’re begin be dealing with in terms of acquiring the vessel. Most are waiting for the shipyard to take over and distressed situations. Is that what you’re doing as well or are you sitting back and waiting for the sellers to be more distressed.

Dean Taylor - Tidewater - Chairman, Pres, CEO

No. We’re not — we don’t enjoy people sweating. By same token, some people clearly over extended themselves, and some companies have over extended themselves. You know, there was a transaction just about a year ago where a company bought another company, and some of our skippers were telling me the other day that seven of the ten vessels they brought in the Gulf of Mexico were stacked in Fourchon. What we tried to do is avoid — Gene Isenberg says it best, I think. What we want to do is buy wholesale and sell retail, and not vice versa. And so, you know, what we’re waiting for is prices that we think will sustain an investment over a period that we intend to operate the vessel. We are not speculators. We are not people that flip assets. When we buy an asset, we buy them with the intention of operating them and keeping them for a period — a significant period of time. So we run IRRs and we’re an EVA company, and we look to make sure that when we buy an asset that we can justify that purchase, not just in the froth of the market, but through down parts of the cycle and through the cycle in general. And so that’s what we do.

And we don’t necessarily wait for the shipyard to turn turtle. We don’t necessarily wait for somebody to be called in by his banker. If we see a price, whether it is the owner of the shipyard, or a banker, that we feel like justifies the investment we jump on. It if we don’t, we don’t. That would be as good a way as we can describe it. It’s not very complicated, but that’s what we do.

Dan Boyd - Goldman Sachs - Analyst

Okay.

Quinn Fanning - Tidewater - CFO, EVP

One final thought. There are a number of companies out there that have either saw a forbearance from lenders or otherwise advertised distress for equipment that doesn’t fit in our fleet, the price is somewhat irrelevant to us, because whether we’re building ships or looking to acquire them from third parties, the objective in the equipment is the same. So when you see, you know, instances of distress, you know, with operators that have old equipment, low-spec equipment and things like that, you could probably cross Tidewater’s name off the list in terms of likely acquirer.

Dan Boyd - Goldman Sachs - Analyst

Okay. That’s helpful. In follow up to Jim’s question on day rates and what you’re seeing in terms of term being offered today versus three to six month ago, you made the comment they’re down, but not surprisingly so.

Thinking about the parallels to the jack-up market or the off-shore market, are they down to similar magnitude in the shallow water and in deep water down less so in rig side of the business.

Dean Taylor - Tidewater - Chairman, Pres, CEO

Jeff deals with this every day. Would you respond?

Jeff Platt - Tidewater - EVP

I think the question is on the newer vessels we had coming out. And a lot of the newer vessels deliveries that we have had have been in the midsize to upper size PSV. Not like we’ve had a lot of smaller equipment being delivered, and it was relative to six months ago, and what Dean said, the day rates are down. I don’t think you can compare it to, you know, what the jack-up market has done in some of the numbers we’ve seen from the drilling side of things. So it’s much different than what’s happening on the jack-up side.

Dan Boyd - Goldman Sachs - Analyst

And on your deep-water vessels, we — outside of a few rates that were assigned sort of at the peak of the market, we really haven’t seen much weakness on deep water rigs. Is that fair to classify for your deepwater vessels as well?

Jeff Platt - Tidewater - EVP

We haven’t had a big slug of vessels that came in at any one time. Our contract continued to roll over. We didn’t have a lot of fixtures at the peak of the market. And, you know, some the contract coming over today, we could have some up-side from contracts that were signed, say, three years ago when they come up. So with our fleet you tend to have more of a blending, so you don’t tend to have the real spikes.

Dan Boyd - Goldman Sachs - Analyst

Okay. That’s helpful.

Dean Taylor - Tidewater - Chairman, Pres, CEO

Keep in mind if there’s going to be any excess, it’s not going to be dealt with by attrition. It’s going to be in the deep water segment. All of the deep water equipment is new. Particularly, the deep water anchor handlers. Most of the rigs being built are DP, and there’s no deep water anchor handlers. . All the deep water — so there’s no attrition. So we feel like that’s the segment that’s probably going to face the stiffest head winds. PSVs maybe less so, because you’ve got so many drillships coming into the fleet. I think, you know, you look at the north sea. I think this morning’s report showed 14 anchor handlers idle and 14 PSVs idle, that’s all new equipment. There’s nothing old. So there will not be any dampening effect as I spoke earlier in that segment of the market. So if the deep water segment becomes overbuilt then somebody is going to have some high-priced equipment. They’re going to have to lower their rates and get a poor return for it or have to stack it.

Dan Boyd - Goldman Sachs - Analyst

Or it sounds like you have some good opportunities. So I’ll turn it back over.

Dean Taylor - Tidewater - Chairman, Pres, CEO

Thank you.

Operator

Your next question is from Arun Jayaram from Credit Suisse.

Arun Jayaram - Credit Suisse - Analyst

Good morning, guys.

Dean Taylor - Tidewater - Chairman, Pres, CEO

How are you doing?

Arun Jayaram - Credit Suisse - Analyst

Doing well. Want to get a sense for the 22 incremental vessel deliveries. What is your percentage of the approximate mix of those to be for replacement versus incremental demand?

Jeff Platt - Tidewater - EVP

Of the 22 that are yet to come, you’re speaking about in the current fiscal year. I would say — and let’s take a look at the numbers here. Several of the smaller anchor handlers, it’s probably about 50% would be replacement, and then the other 50% would be sort of incremental additions to Existing tonnage.

Arun Jayaram - Credit Suisse - Analyst

That’s helpful. And the second question, you know, looking at the jack-up market, you know, we’ve had peak to trough about 69 rigs come off contract at the contracted basis. I was pleasantly surprised to see the limited pricing declines that you saw internationally. Dean, can you put your finger on why pricing on the boat business has held up so much better than we’re seeing in the jack-up or shallow water business.

Dean Taylor - Tidewater - Chairman, Pres, CEO

A couple of reasons. We never got the run up. They had a tremendous run up. Proportionately, we didn’t get a proportional run up.

Second, I think that the Gulf of Mexico — the Gulf of Mexico comprises by far the largest portion of Jack ups that are coming off charter; and when we look at the year to year difference of Jack up’s under contract, the big kahuna is in the Gulf of Mexico. So since we are not hardly a Gulf of Mexico company anymore, it has affected us less than some others who are more married to the gulf.

Arun Jayaram - Credit Suisse - Analyst

Right. Dean, if we were to see rig demand perhaps stabilize on the jack-up side and obviously have some incremental deliveries in the deep waterside, do you think you can hold international pricing around where you’re seeing today, or do you expect, you know, with incremental vessel capacity coming to see some further deterioration.

Dean Taylor - Tidewater - Chairman, Pres, CEO

There will be incremental vessels coming into the market. Again, I go back to Jim with the dampening effect. The new vessels will come in at higher rates, the older vessels will go out at lower rates. There’s a case you can make that average day rate goes up, but whether you get the day rates to justify the investment you made in the new vessel or not is another question. It will be very interesting. I think a lot is going to depend — I’m going to get on my political horse here. I mean, I think that a lot is going to depend on team Obama and the climate change meeting in Copenhagen. I think an awful lot is going to depend on whether we cut off our nose to spite our face.

If they implement serious taxes on carbon or cap and trade, there’s no telling what can happen. The bigger question mark is not the long term demand/supply balance between consumption and demand for hydrocarbons, the bigger question is whether the politicians do something silly to inhibit demand for hydrocarbons that otherwise should be there. So, you know, I think the fundamentals of the business long term are good.

Now, whether people will try to do things that will cause those fundamentals not to act as they otherwise should, I think that’s big question mark. So I don’t know if I’ve answered your question or not, but that’s as good as I can make it.

Arun Jayaram - Credit Suisse - Analyst

That’s helpful. A couple other quick questions. As you comment on the amount of idle capacity, in the north sea, what do you think happens — what do you think operators in that market will do with that idle capacity.

Dean Taylor - Tidewater - Chairman, Pres, CEO

Some will try to sell. Some will try to move. Some will give some back to the banks, it will be a mixed bag. People that have overseas operations will try to move them. We’re seeing a lot come up on the resale market now and we’re seeing some being taken over by the bank. I’d say the probabilities are people will first give them to brokers and try to find a home for them anywhere the world, and a lot of times all that does is postpone the pain, because the broker gets a commission off of the revenue line, but he doesn’t worry about any income on the profit line. Sometimes he’ll make a bad deal for somebody who doesn’t know it’s a bad deal until two or three weeks on. That ultimately does disturb the market negatively in those instances when it does happen. But sometimes it does happen.

Arun Jayaram - Credit Suisse - Analyst

Okay. And the last question, Dean. You don’t generally talk about individual markets. I want to talk to you about west Africa, an important market for Tidewater. Can you comment a little bit about your shallow water versus a deep water mix, and are you seeing utilization challenges with lower shallow water drilling today?

Dean Taylor - Tidewater - Chairman, Pres, CEO

Not really. There are going to be challenges. There will be challenges all the time. A year ago, there were challenges, but I think some people will try to move into west Africa that don’t really belong there. There will be challenges in that respect and they’ll get their nose bloodied or give up their ship and go limping back to where they came from after deciding that’s not where they want to be, so when that happens typically there’s some pressure on rates. But the reason why we’re so big in west Africa is because we deliver the same safe quality service in West Africa that we deliver elsewhere in the world, and that means a lot to the operators there. When they see Johnny come lately come down to west Africa who has never been there before and doesn’t have people wise to the area they’re loathe to contract them, because ultimately our safety record is their safety record. It’s very important for the operators to have people experienced in the area of operations. So I think that the pressures are going to be there, but I think we will be able to sustain them.

Jeff Platt - Tidewater - EVP

But we’ve also had a little pickup in the construction activity over in Africa, shifting from the shallow drilling, and we’ve pick up some construction activity to help us there, too on utilization.

Arun Jayaram - Credit Suisse - Analyst

Thanks a lot, guys. I appreciate it.

Dean Taylor - Tidewater - Chairman, Pres, CEO

Okay. Thanks.

Operator

(Operator Instructions). Your next question comes from the line of Judd Bailey with Jefferies & Company.

Judd Bailey - Jefferies & Co - Analyst

Quinn, in your prepared comments, I believe you mentioned you stacked 22 vessels so far this year instead of drydocking. Is there any way you can give us a sense of what those — what the potential number for that would be for the rest of this year or the next couple of years? Do you have an abnormal number of older vessels that may be due for a dry dock that you may elect to stack instead of performing a dry dock.

Jeff Platt - Tidewater - EVP

This is Jeffrey. I want to make sure you’re not doing a one for one. Every time we stack a boat that doesn’t necessarily mean it’s come up to a dry dock. That’s one of the considerations that Dean went through, so don’t think that all 22 of those had pending dry docks.

Judd Bailey - Jefferies & Co - Analyst

Okay.

Quinn Fanning - Tidewater - CFO, EVP

In regards to forecasting vessels that would be stacked, we would be making it up to be honest with you. The fact of the matter is it’s a vessel by vessel consideration that relates to the boat, the work required on it and its ultimate demand and the price somebody is willing to pay for it and how long. But I’m not sure we would provide you with guidance with respect to stacks even if we knew the answer, but honest truth is we don’t know the answer.

Judd Bailey - Jefferies & Co - Analyst

Okay. Next question then would be did I hear you correctly when you were going through a little bit of your guidance regarding utilization for international towing supplies? Did you say it picked up because of vessel disposition during this is quarter?

Quinn Fanning - Tidewater - CFO, EVP

Remember how utilization is calculated. Our stacked fleet is included in the denominator in terms of available days. So to the extent you are disposing of vessels otherwise not working it will have the tendency to improve the utilization statistic.

Judd Bailey - Jefferies & Co - Analyst

Okay.

Quinn Fanning - Tidewater - CFO, EVP

The comment in regards to new deliveries ties back to something we have talked about in a number of different quarters. Typically the first quarter of a new vessel delivery, the vessel tends to spend a good portion of the quarter, certainly depending on what point in the quarter its delivered, it spends a good portion of the quarter, moving to its first area of operation. As a result when you have, if you will, a pig working its way through the pipe in terms of new deliveries, there is a drag effect on operating margins and utilization as that new boat goes to work. So we may very well have a vessel delivered today that will be essentially un-utilized over a significant portion of this quarter. But we have reasonably good visability if it has a contract, what its contribution to margin will be and what impact on utilization will be in the next quarter. That’s what I was referring to. Accept deliveries on the new vessels, and we dispose of currently stacked equipment that have a tendency to improve utilization statistics.

Judd Bailey - Jefferies & Co - Analyst

Okay. That helps. And then my last question is for R&M, you mentioned that for this quarter. Can you give us any sense of directionally will that number come back down a bit for the December quarter, or should it hold relatively flat with the September quarter?

Quinn Fanning - Tidewater - CFO, EVP

As we sit here today, we expecting September to be more of a blip than the beginning of the new trend in R&M expense. So we expect it to be up the second quarter and moderate over the back half of the year.

Judd Bailey - Jefferies & Co - Analyst

Okay. And then I lied. One more question for Dean regarding Petrobras and what’s going on with Brazil, trying to build vessels kind of on and off.

Dean Taylor - Tidewater - Chairman, Pres, CEO

I don’t know about the building. It’s really a political issue. It waxes and wanes. But Jeff and his team were, I think, low bidders on ten new contracts at least recently. Whether Petrobras contracts the vessels or not, but in bids, we have at least ten new vessels that could be going into Brazil. Some maybe renewals of vessels that are already down there, but we expect Petrobras to be busy. Unlike in our own country, when I was down there in the 1980s, they said a goal becomes energy self-sufficient by 1990. Of course they didn’t by 1990. In the 1990s they renewed their vow to do it by 2000. They didn’t do it in 2000. They always kept at it. They always kept a goal of trying to become where they were not net importers of crude. Dog gone it, if they didn’t achieve the goal by 2007. They did it, and they don’t intend to go back, unlike in our country where we can’t seem to get our act together. They got their act together and I expect the Petrobras and Brazilian government will continue to have it as a goal. They are energy self-sufficient. And so I don’t expect any diminution in activity there. In terms of building in Brazil and how much will ultimately be built there. It’s a political issue between Petrobras and its government and the shipyards. Of course, the shipyards are foementing the issue of building in Brazil.

Petrobras doesn’t like necessarily all its stuff being built in Brazil, one because they know there are not enough ship yards to do it. And, two, they know their prices are high. They understand fully well that it costs them more to do business than it should because of the brazilian built equipment. Because the shipyard are taking advantage of the situation created by the government where they’re able to sort of get whatever they want for their equipment. Because it’s built in Brazil. How all of that will play out, I don’t know. What I know is if there’s going to be a government change in Brazil in two years. All bets will be off. LULA has been much more conservative fiscally than anyone ever dreamed. It’s entirely possible they can get a Chavez in Brazil. They can get somebody like somebody who preceded Lula, who was fiscally conservative.

No telling what is going to happen two years from now. For the next two years there will be a tug of war between Petrobras, the government and the shipyards as to what is built in Brazil. It will be interesting to see how all that plays out. In any case, we have a Brazilian shipping company. We have ships that have been built in Brazil. We built ships in Brazil before. We are building ships in Brazil now. We are capable of building ships there in the future. We don’t like the prices that we have to pay because they’re unreasonable. You pay a premium to build in Brazil and the only way that you can justify that premium is if you work in Brazil and if Petrobras is willing to pay it.

Take the ship out of Brazil, you can’t get the extra premium you can’t get in the day rate, the premium in the day rate to justify the premium you paid to build in Brazil. A delicate balancing act but one that we think that we have handled relatively well so far and we expect to continue to handle it in a similar fashion in the future.

Judd Bailey - Jefferies & Co - Analyst

All right. Well, I appreciate the color. I’ll give it back.

Operator

Your next question comes from the line of Richard Sanchez.

Dean Taylor - Tidewater - Chairman, Pres, CEO

Hello, Rich.

Richard Sanchez - Petro Data - Analyst

Hello. This is Richard with ODS Petrodata. I had a question regarding your ex Tidewater employees in Venezuela. It was my understanding that all of the employees, not necessarily Tidewater, but that they haven’t quite as smooth, the transitioning on to the PDVSA payrolls. I was wondering any information on how your employees had fared in that transition?

Dean Taylor - Tidewater - Chairman, Pres, CEO

Almost all our employees with an exception of a few managers, were assumed by PDVSA as PDVSA employees. We hear rumors from time to time that they’re not getting paid. Or they are getting paid at half rate. It is hard to substantiate that because we have relative little access to our former base. We have heard from some of our former employees that either they’re not getting paid on time or not getting paid the full amount what they should be getting paid. Of course, that argues long-term for a return of service providers to Venezuela. Short-term Chavez is probably trying to save money to help his social programs in preparation for the congressional elections which will happen next year. So I think the industry is going to suffer the next year. Because he needs the money to fund his social programs. That’s just Dean Taylor. I’m no expert in this. I have a little experience in Venezuela. I haven’t been down there recently, so this is a little bit of surmise on my part.

Richard Sanchez - Petro Data - Analyst

Thank you very much.

Dean Taylor - Tidewater - Chairman, Pres, CEO

Thank you, Rich.

Operator

At this time, you have no further questions.

Dean Taylor - Tidewater - Chairman, Pres, CEO

We thank you for your participation in the call today and your interest in the Company. We wish you all very well. Thanks very much.

Operator

This concludes today’s conference call. You may now disconnect.

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